Exhibit 10.2

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [ . . . *** . . . ] denotes omissions.

FOURTH ADDENDUM TO
MANUFACTURING SERVICES AGREEMENT

This Fourth Addendum to Manufacturing Services Agreement (the “Addendum”) is entered into as of the date of the last signature set forth below (the “Addendum Effective Date”) by and between Insulet Corporation (“Insulet”) and Flextronics Marketing (L) Ltd. (“Flextronics”).

RECITALS

WHEREAS, Insulet and Flextronics entered into that certain Manufacturing Services Agreement, dated as of 3 January 2007, pursuant to which Insulet engaged Flextronics to perform Work (as amended, the “MSA”) and into which this Addendum is incorporated; and

WHEREAS, Insulet now desires to engage Flextronics for additional Work pursuant to the MSA in connection with Insulet's EROS product and Flextronics desires to accept such engagement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, Insulet and Flextronics hereby covenant and agree as follows:

1.
Purchase. Insulet hereby authorizes Flextronics to purchase certain Catch Beam equipment for lines 2 and 3 for the manufacture of Insulet's EROS products ("EROS Product'') in Gushu, China. Said equipment is listed on Schedule 1 (collectively the "Equipment"). The cost of such Equipment which shall be paid by lnsulet to Flextronics is set forth on Schedule 1 (the "Cost"). Insulet shall pay Flextronics the Cost incurred by Flextronics upon the earlier of: (i) notification by lnsulet to Flextronics of the cancellation or termination of the Eros Product program, at which time payment in full of the Cost (less any payments made in accordance with paragraph 2, excluding the finance charge portions thereof) shall immediately be made to Flextronics; or (ii) in accordance with the payment process in paragraph 2; or (iii) upon termination or expiration of the MSA at which time payment in full of the Cost (less any payments made in accordance with paragraph 2, excluding the finance charge portions thereof) shall immediately be made to Flextronics.

2.
Payments. Insulet agrees to pay an amount per month for a period of six (6) months in accordance with Schedule 2. Payments shall commence on the first day of the month immediately following the date of the execution of this Agreement. Payments will be made subject to terms in Sections 3.5 and 3.6 of the MSA.

3.
Miscellaneous. Except as set forth herein, this Addendum shall be governed by all of the terms of the MSA. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the MSA. This Agreement may be executed in counterparts. The parties agree that electronically transmitted and reproduced signatures (including faxed pages, scanned copies of signatures and email acknowledgements) constitute acceptable exchange of authentic consent to the terms and conditions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Addendum to be duly executed by their duly authorized representatives as of the Addendum Effective Date.

Insulet Corporation	Flextronics Marketing (L) Ltd.

Signed: /s/ William Patrick Ryan	Signed: /s/ Manny Marimuthu
Print Name: William Patrick Ryan	Print Name: Manny Marimuthu
Title: COO	Title: Director
Date: July 15, 2014	Date: July 15, 2014

Schedule 1 - Catch Beam Equipment List and Cost Summary

[ . . . *** . . . ]

Schedule 2 -Catch Beam Equipment Payment Schedule
[ . . . *** . . . ]